Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces Second Quarter 2018 Results

Sales of $1.08 billion

Net income attributable to common stockholders of $16 million

Diluted earnings per common share of $0.17

Adjusted EBITDA of $78 million

Houston, TX – Aug 1, 2018 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced second quarter 2018 results.

The company’s sales were $1.08 billion for the second quarter of 2018, which were 17% higher than the second quarter of 2017 and 7% higher than the first quarter of 2018. All end-markets experienced growth against both comparative periods.

Net income attributable to common stockholders for the second quarter of 2018 was $16 million, or $0.17 per diluted share, compared to net income attributable to common stockholders of $0 million, or $0.00 per diluted share for the second quarter of 2017.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “Our second quarter results demonstrate solid execution in a positive oil and gas macroeconomic environment. Revenue was $1.08 billion in the second quarter resulting in 17% growth over the same quarter last year. Adjusted EBITDA of $78 million was 7.2% of sales in the second quarter due to growth in all our end‑market sectors, an improved gross profit percentage and disciplined cost control. We remain positive on the balance of 2018 as our customers continue to maintain their spending plans in our three end-markets.”

MRC Global’s second quarter 2018 gross profit was $177 million, or 16.4% of sales, an increase from second quarter 2017 gross profit of $149 million, or 16.2% of sales. Gross profit for the second quarter of 2018 and 2017 reflects an expense of $15 million and $5 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting.

Selling, general and administrative (SG&A) expenses were $136 million, or 12.6% of sales, for the second quarter of 2018 compared to $132 million, or 14.3% of sales, for the same period of 2017. SG&A as a percentage of revenue declined due to continued growth in the business and disciplined cost control.

Adjusted EBITDA was $78 million in the second quarter of 2018 compared to $44 million for the same period in 2017. Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

The effective tax rate in the second quarter of 2018 and 2017 was 27% and 33%, respectively. The effective tax rate in 2018 differed from the U.S. federal statutory rate of 21% primarily as a result of pre-tax losses in certain foreign jurisdictions with no corresponding tax benefit.

Sales by Segment

U.S. sales in the second quarter of 2018 were $878 million, up $158 million, or 22%, from the same quarter in 2017. All end-markets experienced strong growth with midstream up $75 million or 20%, driven by an increase in both our gas utility and transmission and gathering subsectors, followed by downstream, up $53 million or

29% driven primarily by deliveries related to project activity. Upstream sales increased $30 million or 19% as higher oil prices drove increased customer activity.

Canadian sales in the second quarter of 2018 were $80 million, up $11 million, or 16%, from the same quarter in 2017 due to growth in our upstream and downstream businesses partially offset by lower midstream revenue. A stronger Canadian dollar relative to the U.S. dollar had a favorable impact of approximately $3 million.

International sales in the second quarter of 2018 were $124 million, down $9 million, or 7%, from the same period in 2017. The decrease was primarily due to non-recurring midstream pipeline project sales in Australia in 2017 partially offset by upstream project activity in Kazakhstan. Stronger foreign currencies relative to the U.S. dollar had a favorable impact of approximately $6 million.

Sales by Sector

Upstream sales in the second quarter of 2018 increased 19% over the second quarter of 2017 to $307 million, or 28% of total sales. The increase in upstream sales was across all segments but primarily in our U.S. and Canadian segments.

Midstream sales in the second quarter of 2018 increased 12% from the second quarter of 2017 to $472 million, or 44% of total sales. Sales to gas utility customers were up by 22% while sales to transmission and gathering customers were up 5% over the same quarter in 2017.

Downstream sales in the second quarter of 2018 increased 24% from the second quarter of 2017 to $303 million, or 28% of total sales. The increase was across all segments but primarily in the U.S. segment.

Balance Sheet

As of June 30, 2018, cash balances were $31 million. Debt, net of cash, was $677 million and availability under our asset based lending facility was $414 million. During the second quarter of 2018, the company used $65 million of cash from operations related to the growth in the business and to build inventory in advance of inflationary price increases.

In the second quarter of 2018, the company repriced its Term Loan agreement reducing the interest rate margin by 50 basis points and recorded a $1 million pre-tax charge to write off debt issuance costs.

Share Repurchase Program Update

In October 2017, the board of directors authorized a share repurchase program for common stock of up to $100 million. During the second quarter of 2018, the company repurchased $20 million of its common stock at an average price of $17.39 per share, completing the current authorization. Under this program, the company has repurchased 6.1 million shares at an average price of $16.43. The outstanding share count as of June 30, 2018 is 90.3 million shares.

Conference Call

The Company will hold a conference call to discuss its second quarter 2018 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on August 2, 2018. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through August 16, 2018 and can be accessed by dialing 201-612-7415 and using pass code 13680702#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected”, “looking forward”, “guidance” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile;  a decline in demand for or adverse change in the value of certain of the products the company distributes if tariffs and duties on these products are imposed or lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  risks related to the company’s intention not to pay dividends; and risks arising from compliance with and changes in laws and regulations in the countries in which we operate, including (among others) changes in tax laws, tax rates, interpretation in tax laws and the recently implemented General Data Protection Regulation.For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	June 30,	December 31,
	2018	2017

Assets
Current assets:
Cash	$31	$48
Accounts receivable, net	676	522
Inventories, net	872	701
Other current assets	39	47
Total current assets	1,618	1,318

Other assets	21	21

Property, plant and equipment, net	147	147

Intangible assets:
Goodwill, net	485	486
Other intangible assets, net	345	368

	$2,616	$2,340

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$527	$415
Accrued expenses and other current liabilities	136	143
Current portion of long-term debt	4	4
Total current liabilities	667	562

Long-term obligations:
Long-term debt, net	704	522
Deferred income taxes	102	106
Other liabilities	38	36

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized,
104,923,720 and 103,099,692 issued, respectively	1	1
Additional paid-in capital	1,714	1,691
Retained deficit	(520)	(548)
Less: Treasury stock at cost: 14,622,930 and 11,751,726 shares, respectively	(225)	(175)
Accumulated other comprehensive loss	(220)	(210)
	750	759
	$2,616	$2,340

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

0

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017

Sales	$1,082	$922	$2,092	$1,784
Cost of sales	905	773	1,746	1,495
Gross profit	177	149	346	289
Selling, general and administrative expenses	136	132	274	258
Operating income	41	17	72	31
Other expense:
Interest expense	(10)	(8)	(18)	(15)
Write off of debt issuance costs	(1)	-	(1)	-
Other, net	-	-	2	-

Income before income taxes	30	9	55	16
Income tax expense	8	3	15	4
Net income	22	6	40	12
Series A preferred stock dividends	6	6	12	12
Net income attributable to common stockholders	$16	$-	$28	$-

Basic income per common share	$0.18	$-	$0.31	$-
Diluted income per common share	$0.17	$-	$0.30	$-
Weighted-average common shares, basic	90.1	94.5	90.7	94.6
Weighted-average common shares, diluted	91.6	95.6	92.7	96.0

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended
	June 30,	June 30,
	2018	2017

Operating activities
Net income	$40	$12
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	12	11
Amortization of intangibles	22	22
Equity-based compensation expense	7	9
Deferred income tax benefit	(4)	(7)
Amortization of debt issuance costs	1	2
Write off of debt issuance costs	1	-
Increase in LIFO reserve	22	6
Foreign currency losses (gains)	1	(2)
Other	(1)	4
Changes in operating assets and liabilities:
Accounts receivable	(157)	(117)
Inventories	(201)	(33)
Other current assets	12	7
Accounts payable	116	68
Accrued expenses and other current liabilities	(10)	(6)
Net cash used in operations	(139)	(24)

Investing activities
Purchases of property, plant and equipment	(9)	(14)
Net cash used in investing activities	(9)	(14)

Financing activities
Payments on revolving credit facilities	(475)	(223)
Proceeds from revolving credit facilities	659	223
Payments on long-term obligations	(2)	(4)
Debt issuance costs paid	(1)	-
Purchase of common stock	(50)	(18)
Dividends paid on preferred stock	(12)	(12)
Repurchases of shares to satisfy tax withholdings	(5)	(3)
Proceeds from exercise of stock options	20	-
Net cash provided by (used in) financing activities	134	(37)

Decrease in cash	(14)	(75)
Effect of foreign exchange rate on cash	(3)	3
Cash -- beginning of period	48	109
Cash -- end of period	$31	$37

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA (a non-GAAP measure) to Net Income

 (in millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017

Net income	$22	$6	$40	$12
Income tax expense	8	3	15	4
Interest expense	10	8	18	15
Depreciation and amortization	6	6	12	11
Amortization of intangibles	11	11	22	22
Increase in LIFO reserve	15	5	22	6
Change in fair value of derivative instruments	1	(1)	(1)	-
Equity-based compensation expense (1)	3	5	7	9
Write off of debt issuance costs (2)	1	-	1	-
Litigation settlement (3)	-	3	-	3
Foreign currency losses (gains)	1	(2)	1	(2)
Adjusted EBITDA	$78	$44	$137	$80

Notes to above:

(1)	Recorded in SG&A
(2)	Charge (pre-tax) to write off debt issuance costs related to refinancing the Term Loan agreement in second quarter 2018.
(3)

Charge (pre-tax) related to the settlement of litigation with Weatherford Canada Partnership in the second quarter 2017 recorded in Other, net.  The company previously recognized a charge of $3 million associated with this matter in the fourth quarter of 2015.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit (a non-GAAP measure) to Gross Profit

(in millions)

	Three Months Ended
	June 30,	Percentage	June 30,	Percentage
	2018	of Revenue*	2017	of Revenue*

Gross profit, as reported	$177	16.4%	$149	16.2%
Depreciation and amortization	6	0.6%	6	0.7%
Amortization of intangibles	11	1.0%	11	1.2%
Increase in LIFO reserve	15	1.4%	5	0.5%
Adjusted Gross Profit	$209	19.3%	$171	18.5%

	Six Months Ended
	June 30,	Percentage	June 30,	Percentage
	2018	of Revenue*	2017	of Revenue*

Gross profit, as reported	$346	16.5%	$289	16.2%
Depreciation and amortization	12	0.6%	11	0.6%
Amortization of intangibles	22	1.1%	22	1.2%
Increase in LIFO reserve	22	1.1%	6	0.3%
Adjusted Gross Profit	$402	19.2%	$328	18.4%

Notes to above:

* Column does not foot due to rounding.

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment

Three Months Ended
June 30,

	U.S.	Canada	International	Total
2018:
Upstream	$189	$64	$54	$307
Midstream	454	8	10	472
Downstream	235	8	60	303
	$878	$80	$124	$1,082
2017:
Upstream	$159	$50	$49	$258
Midstream	379	14	27	420
Downstream	182	5	57	244
	$720	$69	$133	$922

Six Months Ended
June 30,

	U.S.	Canada	International	Total
2018:
Upstream	$367	$121	$121	$609
Midstream	847	22	13	882
Downstream	470	15	116	601
	$1,684	$158	$250	$2,092
2017:
Upstream	$299	$111	$93	$503
Midstream	725	25	41	791
Downstream	362	10	118	490
	$1,386	$146	$252	$1,784

Sales by Product Line

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
Type	2018	2017 (1)	2018	2017 (1)
Line pipe	$212	$170	$370	$316
Carbon steel fittings and flanges	178	139	349	262
Total carbon steel pipe, fittings and flanges	390	309	719	578
Valves, automation, measurement and instrumentation	375	327	753	649
Gas products	147	125	271	241
Stainless steel and alloy pipe and fittings	49	50	102	91
General oilfield products	121	111	247	225
	$1,082	$922	$2,092	$1,784

Notes to above:

(1)

$18 million of sales for the three months ended June 30, 2017 and $36 million of sales for the six months ended June 30, 2017 have been reclassified from gas products to general oilfield products to conform with the current year presentation.

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